Exhibit 99.1

NOTICE OF RIGHT TO CONVERT

SCHOOL SPECIALTY, INC.

This notice is being delivered pursuant to Section 12.01 of the Indenture dated as of July 18, 2003, as supplemented as of December 8, 2004 (the “Indenture”), by and between School Specialty, Inc. (the “Company”) and BNY Midwest Trust Company (the “Trustee”) relating to the 3.75% Convertible Subordinated Notes due 2023 of the Company (the “Securities”).

Summary Terms

Issuer:

School Specialty, Inc.

Issue:

3.75% Convertible Subordinated Notes due 2023

CUSIP Number:

807863 AB 1

Conversion Period:

From and after September 13, 2005 until 15 days after the actual effective time of the Merger (as defined below) (and if such day is not a business day, the next occurring business day following such day)

Conversion Rate:

$1,225 in cash per $1,000 original principal amount of Securities

Accrued Interest:

Accrued cash interest will not be paid on Securities that are converted

Conversion Agent:

BNY Midwest Trust Company

2 North LaSalle Street, Suite 1020

Chicago, Illinois  60602

Right to Convert the Securities

The shareholders of the Company have approved the Agreement and Plan of Merger, dated as of May 31, 2005, as amended as of August 19, 2005, by and among LBW Holdings, Inc., LBW Acquisition, Inc. and the Company, which provides for the merger of LBW Acquisition, Inc., a wholly owned subsidiary of LBW Holdings, Inc., with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”).  The Merger is an event triggering convertibility of the Securities.

Holders of the Securities may surrender such Securities for conversion at any time from and after September 13, 2005 (which is 17 days prior to the date announced by the Company as the anticipated effective time of the Merger) until 15 days after the actual effective time of the Merger.  Holders that exercise their right to convert the Securities will receive an amount of cash equal to the amount the holder would have received if the holder had converted its Securities into Company common stock immediately prior to the effective time of the Merger, which is equal to $1,225 per $1,000 original principal amount of Securities surrendered.  Accrued cash interest will not be paid on Securities that are converted.

To exercise its conversion right, a holder must (1) complete and manually sign the conversion notice (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent, (2) surrender the Security to the Conversion Agent, (3) furnish appropriate endorsements and transfer documents if required by the Conversion Agent or the Company and (4) pay any transfer or similar taxes, if required.  Following the closing of the Merger and the date on which all of these requirements are met, the Company shall deliver to the holder through the Conversion Agent the amount of cash payable upon such conversion.  Holders may surrender a Security for conversion by means of book-entry delivery in accordance with paragraph 9 of the Securities and the regulations of the applicable book-entry facility.

The conversion of the Securities is otherwise subject to the terms of the Indenture.

The date of this Company Notice is September 13, 2005.